Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 29, 2000, and from September 30, 1999 through February 29, 2000, with respect to securities reflected in the investment account of the Company.

Deutsche Asset Management.

Institutional Daily Assets Fund Small Cap Index Liquid Assets

Latin American Equity Equity Appreciation Fund Small Cap

Pacific Basin Equity Equity 500 Index Intermediate Tax Free

Tax Free Money Cash Management Treasury Money

Quantitative Equity Fund Capital Appreciation NY Tax Free Money

Asset Management Institutional Treasury Assets Fund BT PreservationPlus - Unwrapped

Asset Management II Asset Management III BT PreservationPlus - Wrapped

BT PreservationPlus Income Fund - Wrapped U.S. Bond Index Portfolio

Small Cap Index Fund (Insurance Trust Funds) Equity 500 Index (Insurance Trust Funds)

By:

Amy Olmert

Vice President of Administration

Date